Exhibit 99

FOR IMMEDIATE RELEASE                             CONTACT:  Leonard E. Moodispaw
                                                                 CEO & President
                                                                    301.939.7000

                   ESSEX CORPORATION REPORTS Q2 2005 REVENUES

COLUMBIA, MD - August 11 2005 - Essex Corporation (NASDAQ: KEYW) announces three month period revenues of $41.4 million for the second quarter of 2005 compared to $20.6 million in the same period of 2004. The net income for the three month period in the second quarter was $1.8 million compared to net income of $480,000 for the same period of 2004. This approximate 101% increase in quarterly revenues from 2004 to 2005 includes a full quarter of revenue from the Windermere acquisition. Earnings per Share (EPS) were $0.08 per share (diluted) for Q2 2005 versus EPS for the same period in 2004 of $0.03 per share (diluted).

"For Essex, 2005 is a year of performance, investment, and positioning," according to Leonard Moodispaw, CEO and President of Essex Corporation. "We had a strong second quarter in which I believe we have delivered in the three important areas of financial performance, product development, and preparing and positioning for continued future growth, with projected organic growth of 30-35% for 2005. In financial performance, Essex delivered record revenues and profits this quarter. In addition, we have received contract awards during the first half of 2005 which give our business strong and visible momentum going forward."

"On the product side of our business I believe we are also making excellent progress. During the quarter, we successfully demonstrated our all-optical encryptor, optical spectrum analyzer, and advanced optical signal processor. We created a new Commercial Products Group, including a new commercial communications products team with strong experience in going from product demonstration to production, which I refer to as productizing. Our radar products business is continuing to grow with new awards this year of over $4 million. In addition, the long awaited testing of our Advanced Optical Processor for missile defense applications is scheduled to begin this quarter at MIT."

"Positioning and preparing the Company for continued future growth begins with successfully integrating and growing our acquisitions. Our integration efforts with Windermere are proceeding very well, and we expect them to meet their targets for 2005. Our other acquisitions continue to add new contracts and add to our solutions and products. Our partnership discussions are advancing well, with an initial Memorandum of Understanding expected to be signed later this month on the all-optical encryptor. We are positioned to have access to the capital resources necessary to continue our program of strategic acquisitions as we expand our intelligence technology solutions."

                                   - M O R E -

ESSEX CORPORATION 2005 Q2 RESULTS                                    PAGE 2 OF 4

Revenue for the first six months of 2005 is $67.1 million compared to $34.8 million in the first six months of 2004. The net income for the first six months of 2005 is $3.3 million compared to a net income of $792,000 for the same period in 2004. Earnings Per Share (EPS) for the first six months of 2005 are $0.15 per share (diluted) versus EPS for the same period in 2004 of $0.05 per share (diluted).

These first six months of 2005 results include four months of operation of the Windermere acquisition. The net income of $3.3 million for the first six months of 2005 includes approximately $900,000 in interest income compared to $125,000 in the comparable period in 2004. The total gross margin for the period (including both services & products and purchased materials) was 27.6% compared to 16.7% for the first six months of 2004.

Gross margin results on both services and products revenue and on purchased materials revenue improved during the quarter. Services & products gross margin increased to 30.6% for the first six months of 2005 from 24.6% for the first six months of 2004. The increase is a result of several factors, including a change in the mix of the work performed by subcontractors which have a lower margin, and to higher margins on contracts obtained through acquisitions over the last year. The gross margin on purchased materials increased to 8.3% from 1.6% as a result of higher margins for materials on acquired contracts and rate increases on other contracts.

As of June 30, 2005, Essex's total backlog, including both funded and unfunded components, was $396.9 million as compared with $92.0 million at June 27, 2004. Of these amounts, funded backlog was $101.3 million and unfunded backlog was $295.6 million, as of June 30, 2005 compared to $31.2 million and $60.8 million at the six months ended June 27, 2004. The significant increase in total backlog during this period in 2005 from the comparable period in 2004, is due primarily to the expansion in our $227.4 million contract and the Windermere acquisition.

Working capital at June 30, 2005 was $39.8 million compared to $108.4 million at fiscal year end 2004. This decrease primarily is a result of the acquisition of Windermere during the first six months of 2005 and related costs.

Essex reaffirms its revenue guidance for 2005 of $155 million to $165 million, including ten months of combined operations with the Windermere acquisition.

Essex has  scheduled a conference  call to discuss  these  results today (August
11th) at 5:00 p.m. (EDT). At that time, management will review the Company's second quarter 2005 financial results. A question-and-answer session will follow to further discuss the results as well as to comment on the outlook for the remainder of 2005.

Interested parties will be able to connect to our Webcast via the Investor page on our website, http://www.essexcorp.com/investor.html on August 11th. Interested parties may also listen to the conference call by calling 1-800-295-3991 participant passcode 22291900. The International Dial In access number will be 617-614-3924.

An archive of the Webcast will also be available on our webpage following the call. In addition, a dial-up replay of the call will be available at approximately 7:00 p.m. EDT on August 11th, and will remain available through August 18, 2005. To access the dial-up replay, call 1-888-286-8010, passcode 51723055.

                                   - M O R E -

ESSEX CORPORATION 2005 Q2 RESULTS                                    PAGE 3 OF 4

ABOUT ESSEX:  Essex provides  advanced signal,  image,  information  processing, information assurance and cyber-security solutions, primarily for U.S. Government intelligence and defense customers, as well as for commercial customers. We create our solutions by combining our services and expertise with hardware, software, and proprietary and patented technology to meet our customers' requirements. For more information contact Essex Corporation, 6708 Alexander Bell Drive, Columbia MD 21046; Phone 301.939.7000; Fax 301.953.7880; E-mail info@essexcorp.com, or on the Web at www.essexcorp.com.

ESSEX CORPORATION FINANCIAL HIGHLIGHTS - (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
---------------------------------------------------------------------------------------------------

                               Three Month       Three Month         Six Month         Six Month
                              Period Ended      Period Ended       Period Ended      Period Ended
                              June 30, 2005     June 27, 2004      June 30, 2005     June 27, 2004

                                        (unaudited)                          (unaudited)
                              -------------------------------      -------------------------------
Revenue:
     Services and Products    $      34,801     $      14,540      $      58,224     $      22,808
     Purchased Materials              6,644             6,063              8,899            12,036
                              -------------     -------------      -------------     -------------
         Total                       41,445            20,603             67,123            34,844

Cost of Goods Sold:
     Services and Products          (23,873)          (11,068)           (40,427)          (17,203)
     Purchased Materials             (6,097)           (5,978)            (8,164)          (11,838)
                              -------------     -------------      -------------     -------------
         Total                      (29,970)          (17,046)           (48,591)          (29,041)

Gross Margin                         11,475             3,557             18,532             5,803

Selling, General and
Administrative Expenses              (7,854)           (2,692)           (13,048)           (4,527)

Research and Development               (759)             (307)            (1,246)             (447)

Amortization of Other
Intangible Assets                    (1,211)             (127)            (1,763)             (162)

Interest/Dividend Income                149                49                881               125

Provision for Income Taxes              (20)               --                (40)               --
                              -------------     -------------      -------------     -------------

Net Income                    $       1,780     $         480      $       3,316     $         792
                              =============     =============      =============     =============

Weighted Average
 Number of Shares
       - Basic                       21,125            15,086             21,066            15,046
                              =============     =============      =============     =============

       - Diluted                     22,795            16,466             22,796            16,426
                              =============     =============      =============     =============

Net Income per
 Common Share
       - Basic                $        0.08     $        0.03      $        0.16     $        0.05
                              =============     =============      =============     =============

       - Diluted              $        0.08     $        0.03      $        0.15     $        0.05
                              =============     =============     ==============    ==============

Working Capital                                                    $      39,754     $      22,800

Working Capital Ratio                                                     2.72:1            3.63:1

                                   - M O R E -

ESSEX CORPORATION 2005 Q2 RESULTS                                    PAGE 4 OF 4

CONDENSED CONSOLIDATED BALANCE SHEETS                     (IN THOUSANDS)
------------------------------------------------------------------------------

                                                    June 30,      December 31,
                                                      2005            2004
                                                  -----------     ------------
                                                  (unaudited)      (audited)
ASSETS
------
CURRENT ASSETS
   Cash and cash equivalents                      $    21,708     $    105,094
   Accounts receivable, net                            39,065           10,198
   Note receivable - current portion                      931              594
   Prepayments and other                                1,108              506
                                                  -----------     ------------
       Total Current Assets                            62,812          116,392
                                                  -----------     ------------

PROPERTY AND EQUIPMENT, NET                             9,977            2,297
                                                  -----------     ------------

OTHER ASSETS
   Goodwill                                            72,524           11,842
   Patents, net                                           326              313
   Other intangibles, net                               7,310            2,294
   Note receivable - non-current                        1,603            2,045
   Other                                                  913              383
                                                  -----------     ------------
       Total Other Assets                              82,676           16,877
                                                  -----------     ------------

TOTAL ASSETS                                      $   155,465     $    135,566
------------                                      ===========     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES
   Accounts payable                               $     8,515     $      3,643
   Accrued wages and vacation                           5,082            1,845
   Accrued retirement plans contribution payable          524              236
   Advanced payments                                    1,384              482
   Other accrued expenses                               7,522            1,773
   Current portion of long-term debt                       31               12
                                                  -----------     ------------
          Total Current Liabilities                    23,058            7,991

LONG-TERM DEBT                                             28               29
                                                  -----------     ------------

TOTAL LIABILITIES                                      23,086            8,020
-----------------                                 -----------     ------------

SHAREHOLDERS' EQUITY
   Common stock and additional paid-in capital        141,048          139,531
   Accumulated deficit                                 (8,669)         (11,985)
                                                  -----------     -------------
       Total Shareholders' Equity                     132,379          127,546
                                                  -----------     ------------

TOTAL LIABILITIES AND SHAREHOLDERS'EQUITY         $   155,465     $    135,566
-----------------------------------------         ===========     ============


THIS PRESS RELEASE MAY CONTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE UNITED STATES PRIVATE SECURITIES REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS AND ARE SUBJECT TO RISKS, UNCERTAINTY AND CHANGES IN CIRCUMSTANCES, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR
ACHIEVEMENTS TO DIFFER MATERIALLY FROM ANTICIPATED RESULTS, PERFORMANCE OR ACHIEVEMENTS. ALL STATEMENTS CONTAINED HEREIN THAT ARE NOT CLEARLY HISTORICAL IN NATURE ARE FORWARD LOOKING. THE FORWARD-LOOKING STATEMENTS IN THIS RELEASE INCLUDE STATEMENTS ADDRESSING THE FOLLOWING SUBJECTS: FUTURE FINANCIAL CONDITION AND OPERATING RESULTS. ECONOMIC, BUSINESS, COMPETITIVE AND/OR REGULATORY FACTORS AFFECTING ESSEX'S BUSINESSES ARE EXAMPLES OF FACTORS, AMONG OTHERS, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS.

MORE DETAILED INFORMATION ABOUT THESE AND OTHER FACTORS IS SET FORTH IN ESSEX'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL QUARTER ENDED DECEMBER 31, 2004. ESSEX IS UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIMS ANY SUCH OBLIGATION TO) UPDATE OR ALTER ITS FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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